EXHIBIT 99.1
FOR IMMEDIATE RELEASE
March 9th, 2006
Esterline To Acquire Wallop Defence Systems Ltd.
BELLEVUE , Wash. , March 9, 2006—Esterline Technologies Corporation today announced an agreement to acquire Wallop Defence Systems Ltd. from Cobham plc. Wallop is a leading manufacturer of military pyrotechnic products. The acquisition will be the ninth plant Esterline has acquired in the U.K. in the past six years.
Robert W. Cremin, Esterline’s chief executive officer, said that the transaction significantly enhances Esterline’s existing countermeasures business by adding an international market leader. Cremin said, “...Wallop also expands our product offering to additional platforms, including Eurofighter, UK JSF, Tornado and Gripen.”
Cremin said that besides strengthening Esterline’s international position, “...Wallop brings to us strong industry fundamentals and a very capable management team, including a highly experienced R&D staff.” He said Wallop has “...demonstrated product leadership in many categories, has shown a continued commitment to developing new proprietary technology, and is the design authority for many products sold to the British Ministry of Defence.”
Esterline has already completed the purchase of Cobham’s smaller U.S. countermeasures operation in Milan, Tenn. Completion of the Wallop transaction is expected in early April, contingent upon certain governmental approvals. The combined sales for both operations are approximately $45 million. Esterline will conduct a conference call to discuss the transaction following its successful completion. Esterline was advised in this transaction by Jefferies Quarterdeck, a division of Jefferies & Company, Inc.
About Esterline:
Esterline Corporation is a specialized manufacturing company serving principally aerospace/defense and medical markets. Esterline management views the company’s businesses in three segments related to its set of core competencies: Advanced Materials, Avionics & Controls, and Sensors & Systems.
Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products. The Avionics & Controls segment focuses on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

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